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                                          U.S. SECURITIES AND EXCHANGE COMMISSION
FORM 3                                              Washington, D.C. 20549                         OMB APPROVAL
                                                                                                   ---------------------------
                                                                                                   OMB Number: 3235-0104
                                   INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES         ---------------------------
                                                                                                   Expires: October 31, 2001
                                                                                                   ---------------------------
                                                                                                   Estimated average burden
                                                                                                   hours per response...0.5
                                                                                                   ---------------------------

                                Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                   Section 17(a) of the Public Utility Holding Company Act of 1935 or
                                          Section 30(f) of the Investment Company Act of 1940

1.  Name and Address of Reporting Person           2. Date of Event Re-    4.  Issuer Name and Ticker
                                                   quiring Statement           or Trading Symbol
  McIntyre          Tom                            (Month/Day/Year)
--------------------------------------------------
 (Last)           (First)          (Middle)         10/29/01                    TTR Technologies, Inc. / ttre
                                                   -------------------     -------------------------------------------------------
                                                   3. IRS Identification   5.  Relationship of Reporting    6.  If Amendment, Date
                                                      Number of Reporting        Person to Issuer                 of Original Filing
  575 Lexington Avenue                                Person, if an Entity       (Check all applicable)           (Month/Day/Year)
---------------------------------------------------  (Voluntary)
       (Street)                                                                X Director       Owner       7. Individual or Joint/
                                                                              ---           ---                 Group
                                                                                  Officer    Other (specify     (Check Applicable
                                                                              --- (give title        below)     X  Form filed by One
                                                                                   below)                      --- Reporting
                                                                                                                   Person
                                                                                 ---------------------------       Form filed by
                                                                                                               --- More than One
                                                                                                                   Reporting
  New York          NY              10022                                                                          Person
 -----------------------------------------------------------------------------------------------------------------------------------
  City)            (State)          (Zip)

                                                    TABLE 1 - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1.  Title of Security       2.  Amount of Securities           3.Ownership           4.  Nature of Indirect Beneficial Ownership
    (Instr. 4)                  Beneficially Owned             Form: Direct             (Instr. 5)
                                Instr. 4)                      (D) or Indirect
                                                               (I) (Instr. 5)
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FORM 3 (CONTINUED)           TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
SECURITIES)

------------------------------------------------------- -------------------------------- -------------------------------------- ----
1.  Title of            2. Date Exercisable and      3. Title and Amount of Securities 4. Conver-     5. Owner-     6. Nature of
    Derivative             Expiration                   Underlying                        sion or        ship          Indirect
    Security               Date                         Derivative Security               Exercise       Form of       Beneficial
    (Instr. 4)             (Month//Day/Year)            (Instr. 4)                        Price of       Derivative    Ownership
                                                                                          Derivative     Security:     (Instr. 5)
                        --------------------------------------------------------------    Security       Direct (D)
                        Date         Expiration       Title           Amount or                          or Indirect
                        Exercisable  Date                             Number of shares                   (I)
                                                                                                         (Instr. 5)

Commom                  10/29/02     10/29/06         Common           10,000                 +               D          ---
Stock Option                                          Stock
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(1) The vesting and expiration date of the stock option reported on this Form 3 have yet to be agreed upon.
(2) The number of shares for which the stock option reported on herein is exercisable is subject to stockholder approval of certain amendments to the Issuer's outside director stock option plan


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
Explanation of Responses:


+ The options were issued under TTR's 1998 Non-Executive Directors' Plan. The option with respect to 5,000 shares is exercisable in October 2002 and the option with respect to the remaining 5,000 shares is excercisable in October 2003, in each case at a per share exercise price of $1.29.
                                  /s/ Tom McIntyre                        November 6, 2001
                               ----------------------------------      -------------------------
                               ** Signature of Reporting Person                  Date
                           Title:


 * If the form is filed by more than one reporting person, see Instruction 5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note:  File three copies of this Form, one of which must be manually signed.  If space provided is insufficient,
      See Instruction 6 for procedure.
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